Exhibit 99.1

1275 W. Washington St.
Tempe, AZ 85281
FOR FURTHER INFORMATION:		(602) 286-5520
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group	www.orthologic.com
(602) 286-5250	(415) 392-3310	Nasdaq: OLGC
kstruck@olgc.com	lglaser@troutgroup.com

ORTHOLOGIC CORP. RECEIVES NASDAQ NOTICE LETTER

TEMPE, AZ – August 11, 2008 – OrthoLogic Corp. (“the Company”) received a letter from The Nasdaq Stock Market, dated August 8, 2008, notifying it that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).  This notification has no effect on the listing of the Company’s common stock at this time.

In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has 180 calendar days from the date of the Nasdaq letter, or until February 4, 2009, to regain compliance with the minimum bid price rule.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days.  Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance.  If compliance is not regained, Nasdaq will notify the Company of its determination to delist the Company’s common stock, which decision may be appealed to a Nasdaq Listing Qualification Panel.

The Company may alternatively apply to transfer its common stock to The Nasdaq Capital Market if it satisfies all of the requirements of Nasdaq Marketplace Rule 4310(c), other than the minimum bid price, for initial inclusion on this market.  If the Company elects to apply for such a transfer and if such application is approved, the Company will be afforded the remainder of a second 180 calendar day period to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.

At June 30, 2008, the Company reported a net book value of $53,355,000, cash and investments totaling $53,978,000 and 40,923,417 shares outstanding.

The Company believes its current share price has been affected by a variety of factors, including investor liquidity pressures, and is not consistent with the Company’s current financial position.  The Company intends to take actions as outlined in our August 7, 2008 conference call to execute our strategic plan, providing an opportunity to demonstrate value to the investment community and regain compliance.  The Company may also request shareholder approval for a reverse stock split.

About OrthoLogic

OrthoLogic is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models, AZX100 is currently being evaluated for commercially significant medical applications such as the treatment of pulmonary disease, the prevention of hypertrophic and keloid scarring and intimal hyperplasia.  OrthoLogic has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction.  The Company owns exclusive worldwide rights to Chrysalin.

OrthoLogic’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; affects on our stock price and liquidity  if we are unable to meet the requirements for continued listing on the NASDAQ Global Market; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission.

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Editors’ Note: This press release is also available under the Investors section of the Company’s website at www.orthologic.com.